                                                                    Exhibit 99.2


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


OVERVIEW

      We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to seek to acquire undervalued assets and companies that are distressed or out of favor. Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; investments in equity and debt securities; and oil and gas exploration and production. We intend to continue to invest in our core businesses, including real estate, gaming and entertainment, and oil and gas. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.

      To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we are offering for sale our rental real estate portfolio. No assurance can be given that either the attempt to market our real estate portfolio will be successful or that, if successful, the proceeds thereof can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable.

      Historically, substantially all of our real estate assets leased to others have been net-leased to single corporate tenants under long-term leases. With certain exceptions, these tenants are required to pay all expenses relating to the leased property and therefore we are not typically responsible for payment of expenses, such as maintenance, utilities, taxes and insurance associated with such properties.

      Expenses relating to environmental clean-up have not had a material effect on our earnings, capital expenditures, or competitive position. We believe that substantially all such costs would be the responsibility of the tenants pursuant to lease terms. While most tenants have assumed responsibility for the environmental conditions existing on their leased property, there can be no assurance that we will not be deemed to be a responsible party or that the tenant will bear the costs of remediation. Also, as we acquire more operating properties, our exposure to environmental clean-up costs may increase. We have completed Phase I environmental site assessments on most of our properties through third-party consultants. Based on the results of these Phase I environmental site assessments, the environmental consultant has recommended that certain sites may have environmental conditions that should be further reviewed. We have notified each of the responsible tenants to attempt to ensure that they cause any required investigation and/or remediation to be performed and most tenants continue to take appropriate action. However, if the tenants fail to perform responsibilities under their leases referred to above, we could potentially be liable for these costs. Based on the limited number of Phase II environmental site assessments that have been conducted by the consultants, there can be no accurate estimation of the need for or extent of any required remediation, or the costs thereof. In addition, we have notified all tenants of the Resource Conservation and Recovery Act's, or RCRA, December 22, 1998 requirements for regulated underground storage tanks. We may, at our own cost, have to cause compliance with RCRA's requirements in connection with vacated properties, bankrupt tenants and new acquisitions. Phase I environmental site assessments will also be performed in connection with new acquisitions and with such property refinancings as we may deem necessary and appropriate. We are in the process of updating our Phase I site assessments for certain of our environmentally sensitive properties including properties with open RCRA requirements. Approximately 75 updates were completed in 2003. No additional material environmental conditions were discovered.

      We have in recent years made investments in the gaming industry through our ownership of Stratosphere Casino Hotel & Tower in Las Vegas, Nevada and through our purchase of securities of the entity which owns the Sands Hotel in Atlantic City, New Jersey. One of our subsidiaries, formed for this purpose, entered into an agreement in January 2004 to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. The closing of the acquisition was subject to certain conditions, including among other things, obtaining all approvals necessary under the Nevada gaming laws. Our subsidiary issued and sold debt securities aggregating $215.0 million in principal amount to finance the acquisition and the proceeds of this sale remained in escrow pending completion of the acquisition. The amount raised in excess of the acquisition cost and expenses was used to repay intercompany debt and make a distribution to us. We are considering additional gaming industry investments. These investments may include acquisitions from, or be made in conjunction with, our affiliates, provided that the terms thereof are fair and reasonable to us.

      We recently made an investment in the oil and gas industry. In October 2003, we acquired and presently hold 50.01% of the outstanding equity and all of the outstanding debt securities of National Energy Group, Inc. which we acquired from an affiliate of Mr. Icahn.

RESULTS OF OPERATIONS


      CALENDAR YEAR 2003 COMPARED TO CALENDAR YEAR 2002

      Gross revenues decreased by $69.8 million, or 20.2%, during the year ended December 31, 2003 as compared to the year ended December 31, 2002. This decrease reflects decreases of (1) $62.8 million in land, house and condominium sales,
(2) $7.8 million in interest income on U.S. government and agency obligations and other investments, (3) $3.8 million in equity in earnings of GB Holdings, Inc., (4) $2.7 million in accretion of investment in NEG Holding LLC, (5) $1.6 million in financing lease income and (6) $0.3 million in hotel and resort operating income, partially offset by increases of $7.4 million in hotel and casino operating income, $1.1 million in rental income, $0.3 million in dividend and other income and $0.3 million in NEG management fee. The decrease in land, house and condominium sales is primarily due to a decrease in the number of units sold, as the Grassy Hollow, Gracewood and Stone Ridge properties were depleted by sales. During 2003, Hammond Ridge received necessary approvals and, along with Penwood, have commenced lot sales. As a result, we expect land, house and condominium sales to moderately increase in 2004 and additional increased sales in 2005. The decrease in interest income on U.S. government and agency obligations and other investments is primarily attributable to the prepayment of the loan to Mr. Icahn in 2003 and a decline in interest rates on U.S. government and agency obligations as higher rate bonds were called in 2002. The decrease in equity in earnings of GB Holdings, Inc. is due to decreased casino revenue primarily attributable to a reduction in the number of table games as new slot machines were added in 2002. This business strategy had a negative effect on casino operations and was changed in 2003 to focus on the mid to high-end slot customer with a balanced table game business. The decrease in accretion of investment in NEG Holding is primarily attributable to priority distributions received from NEG Holding in 2003. The decrease in financing lease income is the result of lease expirations, reclassifications of financing leases and normal financing lease amortization. The increase in hotel and casino operating income is primarily attributable to an increase in hotel, food and beverage revenues and a decrease in promotional allowances. The average daily rate, or ADR, increased $3 to $51 and percentage occupancy increased approximately 0.2% to 89.8%. The increase in rental income is primarily attributable to a property acquisition and reclassifications of financing leases to operating leases.

      Expenses decreased by $49.0 million or 18.7%, during the year ended December 31, 2003 as compared to the year ended December 31, 2002. This decrease reflects decreases of $45.5 million in the cost of land, house and condominium sales, $6.7 million in interest expense, $1.4 million in hotel and resort operating expenses and $0.1 million in general and administrative expenses partially offset by increases of $3.8 million in hotel and casino operating expenses, $0.8 million in rental property expenses and $0.1 million in depreciation and amortization. The decrease in the cost of land, house and condominium sales is due to decreased sales. Costs as a percentage of sales decreased from 72% in 2002 to 69% in 2003. The decrease in interest expense is primarily due to repayment of debt by NEG and our purchase of the NEG notes in October 2003. The decrease in hotel and resort operating expenses is due to a decrease in payroll and related expenses. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. Costs as a percentage of sales decreased from 84% in 2002 to 83% in 2003.

      Operating income decreased during the year ended December 31, 2003 by $20.8 million compared to the year ended December 31, 2002 as detailed above.

      Earnings from land, house and condominium operations decreased significantly in the year ended December 31, 2003 compared to the year ended December 31, 2002 due to a decline in inventory of completed units available for sale. Based on current information, sales will increase moderately during 2004. However, municipal approval of land inventory or the purchase of approved land is required to continue this upward trend into 2005 and beyond.

      Earnings from hotel, casino and resort properties could be constrained by recessionary pressures, international tensions and competition.

      Gain on property transactions from continuing operations decreased by $1.9 million during the year ended December 31, 2003 as compared to the year ended December 31, 2002 due to the size and number of transactions.

      A provision for loss on real estate of $0.8 million was recorded in the year ended December 31, 2003 as compared to $3.2 million in 2002. In 2002, there were more properties vacated due to tenant bankruptcies than in 2003.

      A write-down of marketable equity securities available for sale of $1.0 million was recorded in the year ended December 31, 2003 as compared to a write-down of $8.5 million in 2002. These write-downs relate to our investment in Philip Services Corp. which filed for bankruptcy protection in June 2003.

      A write-down of mortgages and notes receivable of $18.8 million, pertaining to our investment in the Philip notes, was recorded in the year ended December 31, 2003. There was no such write-down in the year ended
December 31, 2002. In 2003, we reviewed Philip's financial statements and other data and determined this investment to be impaired.

      A write-down of a limited partnership investment of $3.8 million was recorded in the year ended December 31, 2002. There was no such write-down in 2003.

      A gain on sale of marketable equity securities of $2.6 million was recorded in the year ended December 31, 2003. There was no such gain in 2002.

      Minority interest in the net earnings of Stratosphere Corporation was $1.9 million during the year ended

December 31, 2002. As a result of the acquisition of the minority interest in December 2002, there was no minority interest in Stratosphere in 2003 and none thereafter.

      Income from continuing operations before income taxes decreased by $23.2 million in the year ended December 31, 2003 as compared to the year ended December 31, 2002 as detailed above.

      An income tax benefit of $6.5 million was recorded in the year ended December 31, 2003 as compared to an expense of $7.5 million in 2002. The effective tax rate on earnings of taxable subsidiaries was positively affected in 2003 by a reduction in the valuation allowance in deferred tax assets. We expect our effective tax rate on earnings of taxable subsidiaries to increase significantly in 2004.

      Income from continuing operations decreased by $9.3 million in the year ended December 31, 2003 as compared to 2002 primarily as detailed above.

      Income from discontinued operations increased by $3.5 million in the year ended December 31, 2003 as compared to 2002 primarily due to gains on property dispositions.

      Net earnings for the year ended December 31, 2003 decreased by $5.8 million as compared to the year ended December 31, 2002 primarily due to a write-down of mortgages and notes receivable of $18.8 million, decreased earnings from land, house and condominium operations of $17.2 million, decreased interest income of $7.8 million and decreased equity in earnings of GB Holdings of $3.8 million, partially offset by decreased income tax expense of $14.0 million, a decrease in write-down of equity securities available for sale of $7.5 million, decreased interest expense of $6.7 million, decreased write-down of limited partnership interests of $3.8 million, increased earnings from hotel and casino operations of $3.6 million, increased gain on the sale of marketable equity securities of $2.6 million and an increase in income from discontinued operations of $3.5 million.

   CALENDAR YEAR 2002 COMPARED TO CALENDAR YEAR 2001

      Gross revenues increased by $24.1 million, or 7.5%, during the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase reflects increases of $23.0 million in accretion of investment in NEG Holding, $20.5 million in land, house and condominium sales, $12.0 million in hotel and casino operating income, $4.9 million in NEG management fee, $2.6 million in hotel and resort operating income and $0.1 million in rental income partially offset by decreases of $33.2 million in oil and gas operating income, $2.2 million in financing lease income, $2.2 million in dividend and other income, $1.5 million in equity in earnings of GB Holdings and $23,000 in interest income on U.S. government and agency obligations and other investments. The increase in accretion of investment in NEG Holding and the management fee are due to the partial year of 2001 which began May 1 as a result of the bankruptcy reorganization. Prior to that time, NEG directly owned and operated oil and natural gas properties. The increase in land, house and condominium sales is primarily attributable to higher selling prices and an increase in the number of units sold, due to a strong residential housing market and low mortgage rates. The increase in hotel and casino operating income is primarily attributable to an increase in gaming and hotel revenues as a result of increased capacity brought about by the hotel expansion. ADR remained at $48 during the years ended December 31, 2002 and 2001; however, percentage occupancy decreased 4% to 89.6%. The increase in hotel and resort operating income is primarily attributable to increased revenues at New Seabury as prior year's revenues were negatively impacted by construction activities. The decrease in financing lease income is the result of lease expirations, reclassification of financing leases and normal financing lease amortization. The decrease in dividend and other income is primarily due to lease termination and deferred maintenance payments received from tenants in 2001. The decrease in equity earnings of GB Holdings is due to decreased casino revenue, primarily attributable to a reduction in the number of table games as new slot machines were added in 2002, which was partially offset by decreased promotional allowances and decreased casino expenses. In addition, GB Holdings recorded an impairment loss on certain property expansion costs determined to be unusable.

      Expenses increased by $4.1 million, or 1.6%, during the year ended December 31, 2002 as compared to 2001. This increase reflects increases of $12.0 million in the cost of land, house and condominium sales, $3.7 million in hotel and casino operating expenses, $1.7 million in rental property expenses, $1.8 million in hotel and resort operating expenses and $1.1 million in general and administrative expenses partially offset by decreases of $7.4 million in interest expense, $5.6 million in oil and gas operating expenses and $3.2 million in depreciation and amortization. The increase in the cost of land, house and condominium sales is due to increased sales as explained above. Costs as a percentage of sales declined from 77% in 2001 to 72% in 2002 primarily due to higher margin sales in 2002. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. Costs as a percentage of sales declined from 89% in 2001 to 84% in 2002 as hotel and casino revenues increased at a greater rate than hotel and casino expenses due to the hotel expansion. The increase in property expenses is primarily due to an increase in expenses related to off-lease properties and expenses of the New Seabury development litigation of approximately $1 million. The increase in hotel and resort operating expenses is primarily attributable to increased costs associated with increased revenues at New Seabury. Costs as a percentage of sales decreased from 88% in 2001 to 84% in 2002. The decrease in interest expense is primarily due to the repayment of debt to affiliates in May 2002 in connection with the Sands repurchase obligation, as well as decreased interest rates prior to repayment of this debt. The decrease in oil and gas operating expenses is due to the partial year of 2001. The decrease in depreciation and amortization expense is primarily attributable to NEG contributing its operating properties to NEG Holding in May 2001.

      Earnings from land, house and condominium operations increased in the year ended December 31, 2002 as compared to the same period in 2001. However, the decrease in land inventory in approved sub-divisions is expected to negatively impact earnings from this business segment.

      As a result of the completion of Stratosphere's additional 1,000 rooms and related amenities in June 2001, hotel and casino operating revenues and expenses have increased. Increased room capacity provided more hotel guests thereby increasing revenues. Earnings from hotel, casino and resort properties are expected to be constrained by recessionary pressures, international tensions and competition.

      Operating income increased during the year ended December 31, 2002 by $20.0 million as compared to 2001.

      Gain on sale of real estate increased by $7.3 million, during the year ended December 31, 2002 as compared to 2001 due to the size and number of transactions.

      During the years ended December 31, 2002 and 2001, we recorded a provision for loss on real estate of $3.2 million. A substantial portion of the 2002 provision resulted from vacated properties where leases were not renewed or were rejected by tenants in bankruptcy.

      A write-down of equity securities available for sale of $8.5 million was recorded in the year ended December 31, 2002. The market value of Philip's common stock has declined steadily since it was acquired by us. In 2002, based on a review of Philip's financial statements, we deemed the decrease in value to be other than temporary. As a result, we wrote down our investment in Philips' common stock by a charge to earnings. There was no such write-down in 2001.

      Gain on sale of marketable equity and debt securities was $6.8 million, in the year ended December 31, 2001. There was no such income in 2002.

      A write-down of a limited partnership investment of $3.8 million was recorded in the year ended December 31, 2002. We invested $6.0 million in an unaffiliated limited partnership. Upon review of this investment in 2002, we determined that the investment was impaired and wrote down its value by a charge to earnings. There was no such write-down in 2001.

      Minority interest in the net earnings of Stratosphere increased by $1.5 million during the year ended December 31, 2002 as compared to the same period in 2001, due to an increase in Stratosphere's net hotel and casino operating income. As a result of the acquisition of the minority interest in December 2002, there will be no minority interest in net earnings of Stratosphere in 2003 and thereafter.

      Income from operations before income taxes increased by $6.7 million in the year ended December 31, 2002 as compared to the same period in 2001 as detailed above.

      The income tax expense was $7.5 million for the year ended December 31, 2002 as compared to an income tax benefit of $30.1 million for 2001.

      Income from continuing operations decreased by $30.9 million in the year ended December 31, 2002 as compared to 2001.

      Income from discontinued operations decreased by $0.1 million for the year ended December 31, 2002 as compared to 2001.

      Net earnings for the year ended December 31, 2002 decreased by $31.0 million as compared to the year ended December 31, 2001 primarily due to increased income tax expense of $37.6 million, a write-down of equity securities available for sale of $8.5 million, decreased gain on sale of marketable equity securities of $6.7 million and the write-down of a limited partnership investment of $3.8 million partially offset by increased earnings from land house and condominium operations of $8.4 million, increased earnings from hotel and casino operations of $8.3 million and increased gain on sale of real estate of $7.3 million.

LIQUIDITY AND CAPITAL RESOURCES

      Net cash provided by operating activities was $18.5 million for the year ended December 31, 2003 as compared to $100.1 million in 2002. This decrease resulted primarily from a decrease in the land, house and condominium operations of $45.6 million and the payment of accrued interest on senior notes of $41.7 million partially offset by an increase in cash flow from other operations of $5.7 million.

      The following table reflects our contractual cash obligations, as of December 31, 2003, due during the indicated periods (dollars in millions):



                                          LESS THAN 1                         AFTER 5
                                             YEAR     1-3 YEARS   4-5 YEARS    YEARS       TOTAL(1)
                                             ----     ---------   ---------    -----       --------
Mortgages payable ......................   $    6.5    $  28.2    $  68.0    $   78.3    $    181.0
Mezzanine loan commitments .............       20.0         --         --          --          20.0
Construction and development obligations       23.0         --         --          --          23.0
                                           --------    -------    -------    --------    ----------
Total ..................................   $   49.5    $  28.2    $  68.0    $   78.3    $    224.0
                                           ========    =======    =======    ========    ==========

(1) In addition, see note 25 to consolidated financial statements for preferred limited partnership redemption.

      On March 15, 2004, we announced that no distributions on our depositary units are expected to be made in 2004. We continue to believe that we should continue to hold and invest, rather than distribute, cash. We intend to continue to apply available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements, investments, acquisitions and other capital expenditures.

      In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. American Casino used the proceeds of the offering for the Arizona Charlie's acquisitions to repay intercompany indebtedness and for distributions to AREH.

      In 2003, 17 leases covering 17 properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.

      In 2004, 11 leases covering 11 properties and representing approximately $1.8 million in annual rentals are scheduled to expire. Eight leases representing $1.5 million in annual rental income were renewed for $1.5 million in annual rentals. Such renewals are generally for a term of five years. Three properties with annual rentals of $0.3 million were not renewed.

      On March 31, 2003, we distributed to holders of record of our preferred units as of March 14, 2003, 466,548 additional preferred units. Pursuant to the terms of the preferred units, on February 23, 2004, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution of 489,657 preferred units was paid on March 31, 2004 to holders of record as of March 12, 2004. In February 2004, the number of authorized preferred units was increased to 10,400,000.

      Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

      The types of investments we are pursuing, including assets that may not be readily financeable or generating positive cash flow, such as development properties, non-performing mortgage loans or securities of companies which may be undergoing restructuring or require significant capital investments, require us to maintain a strong capital base in order to own, develop and reposition these assets.

      Sales proceeds from the sale or disposal of portfolio properties totaled approximately $20.6 million in 2003. During 2002, such sales proceeds totaled approximately $20.5 million. In May 2003, we obtained mortgage financing in the principal amount of $20 million on a distribution facility located in Windsor Locks, Connecticut. In 2002, mortgage financing proceeds were $12.7 million.

      In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired all of the debt and 50% of the equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities.

      Capital expenditures for real estate and hotel, casino and resort operations were approximately $20.1 million during 2003. During 2002, such expenditures totaled approximately $4.8 million. In 2004, capital expenditures are estimated to be approximately $13 million.

      During the year ended December 31, 2003, approximately $10.3 million of principal payments were repaid. During the year ended December 31, 2002, approximately $7.6 million of principal payments were repaid.

      Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $138.3 million during the year ended December 31, 2003, primarily due to affiliate loan repayment of $250 million, property sales and refinancing proceeds of $40.6 million, priority distribution from NEG Holding of $40.5 million, net cash flow from operations of $18.5 million, guaranteed payment from NEG Holding of $18.2 million and other items of $14.9 million partially offset by the purchase of NEG interests of $148.1 million, purchase of debt securities of $45.1 million, increase in mezzanine loans of $31.1 million and capital expenditures for real estate and hotel, casino and resort operating properties of $20.1 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our consolidated financial statements have been prepared in accordance with generally accepted accounting principals in the United States of America, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete our land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

      We accounted for our acquisition of NEG as assets transferred between entities under common control which requires that they be accounted for at historical costs similar to a pooling of interests. NEG's investment in NEG Holding constitutes a variable interest entity. In accordance with generally accepted accounting principles, we have determined that NEG is not the primary beneficiary of NEG Holding and therefore we do not consolidate NEG Holding in our consolidated financial statements.

      We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

   ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

      Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

      In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

   COMMITMENTS AND CONTINGENCIES-LITIGATION

      On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

   MARKETABLE EQUITY AND DEBT SECURITIES AND INVESTMENT IN U.S. GOVERNMENT AND AGENCY OBLIGATIONS

      Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investment in U.S. government and agency obligations are classified as available for sale. Available for sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of partners' equity. Held-to-maturity securities are recorded at amortized cost.

      A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

  MORTGAGES AND NOTES RECEIVABLE

      We have generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

      We engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. We defer recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

  REVENUE RECOGNITION

      Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

  CASINO REVENUES AND PROMOTIONAL ALLOWANCES

      We recognize revenues in accordance with industry practice. Casino revenue is the net win from gaming activities, the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses."

  INCOME TAXES

      No provision has been made for Federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere and NEG, our corporate

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subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2003, it concluded, based on the projected allocations of taxable income, our corporate subsidiaries, NEG and Stratosphere, more likely than not will realize a partial benefit from its deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, their ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

  PROPERTIES

      Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the value of the properties are considered other than temporary at which time the property is written down to net realizable value. A property is classified as held for sale at the time we determine that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations.

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